Exhibit 10.2
STOCK UNIT AWARD AGREEMENT
(Granted under the Psychemedics Corporation 2006 Equity Incentive Plan)
     1. Award of Stock Unit Awards. Psychemedics Corporation (hereinafter the “Company”), in the exercise of its sole discretion pursuant to the Psychemedics Corporation 2006 Equity Incentive Plan (the “Plan”), does on <<GrantDate>> (the “Award Date”) hereby award to <<FullName>> (the “Awardee”) <<SharesGrantedQuantity>> Stock Unit Awards (“SUAs”) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan. SUAs represent the Company’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Award Agreement and the Plan. Awardee has no rights under the SUAs other than the rights of a general unsecured creditor of the Company.
     2. Vesting Schedule and Conversion of SUAs.
          (a) Subject to the terms of this Award Agreement and the Plan and provided that Awardee remains continuously employed throughout the vesting periods set out below, the SUAs shall vest and be converted into an equivalent number of shares of Common Stock that will be distributed to the Awardee as follows; provided that fractional SUAs shall be converted into shares of Common Stock as set out in Section 8 of this Award Agreement:

Percentage
Vesting Date	of SUAs
One (1) year from the Award Date	25%
Two (2) years from the Award Date	25%
Three (3) years from the Award Date	25%
Four (4) years from the Award Date	25%
          (b) Notwithstanding the vesting schedule set forth in subsection (a) above, if there is a Change in Control of the Company (as defined below), then all of the SUA’s shall become vested in full immediately prior to the effective date of such Change in Control. For the purpose of this Agreement, a “Change of Control” shall mean (i) the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, in each case following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock of the Company immediately before the consummation of such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of the transaction owns the Company or all or substantially all of the assets of the Company either directly or indirectly through one or more subsidiaries); and (B) no person or group (as defined in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) of the Company or the corporation resulting from the Business Combination) beneficially owns, directly or indirectly, more than 30% of the then outstanding shares of the common stock of the corporation resulting from the Business Combination; (ii) Individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided, however, that any individual’s becoming a director after the date of this Agreement whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though the individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) any person (as defined in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) shall become at any time or in any manner the beneficial owner of capital stock of the Company representing more than 30% of the voting power of the Company.
     3. Termination. Unless terminated earlier under Section 4, 5 or 6 below, an Awardee’s rights under this Award Agreement with respect to the SUAs issued under this Award Agreement shall terminate at the time such SUAs are converted into shares of Common Stock.
     4. Termination of Awardee’s Status as a Participant. Except as otherwise specified in Section 5 and 6 below, in the event of termination of Awardee’s Continuous Status as a Participant (as defined below), Awardee’s rights under this Award Agreement in any unvested SUAs shall terminate. For purposes of this Award Agreement, an Awardee’s Continuous Status as a Participant shall mean (1) for employees of the Company, the absence of any interruption or termination of service as an employee, and (2) for consultants of the Company, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or the occurrence of any termination event as set forth in such person’s Award Agreement. Continuous Status as a Participant shall not be considered interrupted (i) for an Employee in the case of sick leave or leave of absence for which Continuous Status is not considered interrupted as determined by the Company in its sole discretion, and (ii) for a consultant of the Company, in the case of any temporary interruption in such person’s availability to provide services to the Company which has been authorized in writing by the President or a Vice President of the Company prior to its commencement.
     5. Disability of Awardee. Notwithstanding the provisions of Section 4 above, in the event of termination of Awardee’s Continuous Status as a Participant as a result of permanent and total disability, (as such term is defined in Section 6(H) of the Plan, and hereinafter referred to as a “Disability”), the next vesting date for the SUAs, set out in Section 2(a), above, shall accelerate by twelve (12) months as of such date of termination. If Awardee’s disability originally required him or her to take a short-term disability leave which was later converted into long-term disability, then for the purposes of the preceding sentence the date on which Awardee ceased performing services shall be deemed to be the date of commencement of the short-term disability leave. The Awardee’s rights in any unvested SUAs that remain unvested after the application of this Section 5 shall terminate at the time Awardee ceases to be in Continuous Status as a Participant.
     6. Death of Awardee. Notwithstanding the provisions of Section 4 above, in the event of the death of Awardee:
          (a) If Awardee is, at the time of death, in Continuous Status as a Participant, the next vesting date for the SUAs, set out in Section 2(a) above, shall accelerate by twelve (12) months as of the date of death.
          (b) The Awardee’s rights in any unvested SUAs that remain after the application of Section 6(a) shall terminate at the time of the Awardee’s death.
     7. Value of Unvested SUAs. In consideration of the award of these SUAs, Awardee agrees that upon and following termination of Awardee’s Continuous Status as a Participant for any reason (whether or not in breach of applicable laws), and regardless of whether Awardee is terminated with or without cause, notice, or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, any unvested SUAs under this Award Agreement shall be deemed to have a value of zero dollars ($0.00).
     8. Conversion of SUAs to shares of Common Stock; Responsibility for Taxes.
          (a) Provided Awardee has satisfied the requirements of Section 8(b) below, on the vesting of any SUAs, such vested SUAs shall be converted into an equivalent number of shares of Common Stock that will be distributed to Awardee or, in the event of Awardee’s death, to Awardee’s legal representative, as soon as practicable. The distribution to the Awardee, or in the case of the Awardee’s death, to the Awardee’s legal representative, of shares of Common Stock in respect of the vested SUAs shall be evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company.
          (b) Regardless of any action the Company takes with respect to any or all income tax (including federal, state and local taxes), social security, payroll tax or other tax-related withholding (“Tax Related Items”), Awardee acknowledges that the ultimate liability for all Tax Related Items legally due by Awardee is and remains Awardee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the SUAs, including the grant of the SUAs, the vesting of SUAs, the conversion of the SUAs into shares of Common Stock, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the SUAs to reduce or eliminate the Awardee’s liability for Tax Related Items. Prior to the issuance of shares of Common Stock upon vesting of SUAs as provided in Section 8(a) above, Awardee shall pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all withholding obligations of the Company. In this regard, Awardee authorizes the Company to withhold all applicable Tax Related Items legally payable by Awardee from Awardee’s wages or other cash compensation payable to Awardee by the Company. Alternatively, or in addition, if permissible under applicable law, the Company may, in its sole discretion, (i) sell or arrange for the sale of shares of Common Stock to be issued on the vesting of SUAs to satisfy the withholding obligation, and/or (ii) withhold in shares of Common Stock, provided that the Company shall withhold only the amount of shares necessary to satisfy the minimum withholding amount. Awardee shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of Awardee’s receipt of SUAs, the vesting of SUAs, or the conversion of vested SUAs to shares of Common Stock that cannot be satisfied by the means previously described. Except where applicable legal or regulatory provisions prohibit, the standard process for the payment of an Awardee’s Tax Related Items shall be for the Company to withhold in shares of Common Stock only to the amount of shares necessary to satisfy the minimum withholding amount. The Company may refuse to deliver shares of Common Stock to Awardee if Awardee fails to comply with Awardee’s obligation in connection with the Tax Related Items as described herein.
          (c) In lieu of issuing fractional shares of Common Stock, on the vesting of a fraction of a SUA, the Company shall round the shares to the nearest whole share and any such share which represents a fraction of a SUA will be included in a subsequent vest date.
          (d) Until the distribution to Awardee of the shares of Common Stock in respect to the vested SUAs is evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, Awardee shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such shares of Common Stock, notwithstanding the vesting of SUAs. The Company shall cause such distribution to Awardee to occur promptly upon the vesting of SUAs. No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the shares of Common Stock, except as provided in Section 10 of the Plan.
          (e) By accepting the Award of SUAs evidenced by this Award Agreement, Awardee agrees not to sell any of the shares of Common Stock received on account of vested SUAs at a time when applicable laws or Company policies prohibit a sale. This restriction shall apply so long as Awardee is an Employee, Consultant or outside director of the Company or a Subsidiary of the Company.
     9. Non-Transferability of SUAs. Awardee’s right in the SUAs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the distribution of the shares of Common Stock in respect of such SUAs. SUAs shall not be subject to execution, attachment or other process.

     10. Acknowledgment of Nature of Plan and SUAs. In accepting the Award, Awardee acknowledges that:
          (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
          (b) the Award of SUAs is voluntary and occasional and does not create any contractual or other right to receive future awards of SUAs, or benefits in lieu of SUAs even if SUAs have been awarded repeatedly in the past;
          (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
          (d) Awardee’s participation in the Plan is voluntary;
          (e) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
          (f) if Awardee receives shares of Common Stock, the value of such shares of Common Stock acquired on vesting of SUAs may increase or decrease in value;
          (g) notwithstanding any terms or conditions of the Plan to the contrary and consistent with Section 4 and Section 7 above, in the event of involuntary termination of Awardee’s employment (whether or not in breach of applicable laws), Awardee’s right to receive SUAs and vest under the Plan, if any, will terminate effective as of the date that Awardee is no longer actively employed and will not be extended by any notice period mandated under applicable law; furthermore, in the event of involuntary termination of employment (whether or not in breach of applicable laws), Awardee’s right to receive shares of Common Stock pursuant to the SUAs after termination of employment, if any, will be measured by the date of termination of Awardee’s active employment and will not be extended by any notice period mandated under applicable law. The Committee shall have the exclusive discretion to determine when Awardee is no longer actively employed for purposes of the award of SUAs; and
          (h) Awardee acknowledges and agrees that, regardless of whether Awardee is terminated with or without cause, notice or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, Awardee has no right to, and will not bring any legal claim or action for, (a) any damages for any portion of the SUAs that have been vested and converted into Common Shares, or (b) termination of any unvested SUAs under this Award Agreement.
     11. No Employment Right. Awardee acknowledges that neither the fact of this Award of SUAs nor any provision of this Award Agreement or the Plan or the policies adopted pursuant to the Plan shall confer upon Awardee any right with respect to employment or continuation of current employment with the Company, or to employment that is not terminable at will. Awardee further acknowledges and agrees that neither the Plan nor this Award of SUAs makes Awardee’s employment with the Company for any minimum or fixed period, and that such employment is subject to the mutual consent of Awardee and the Company , and may be terminated by either Awardee or the Company at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure.
     12. Administration. The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee (as such term is defined in Section 2 of the Plan), and the Committee shall have all powers and discretion with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement by the Committee and any decision made by the Committee with respect to the Award Agreement shall be final and binding on all parties.
     13. Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan, and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
     14. Notices. Any written notices provided for in this Award Agreement which are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Awardee, at the Awardee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.
     15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to SUAs awarded under the Plan or future SUAs that may be awarded under the Plan by electronic means or request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     16. Acknowledgment. By Awardee’s acceptance as evidenced below, Awardee acknowledges that Awardee has received and has read, understood and accepted all the terms, conditions and restrictions of this Award Agreement and the Plan. Awardee understands and agrees that this Award Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and the Plan, as the latter may be amended from time to time in the Company’s sole discretion. The Awardee further acknowledges that he or she must accept this Award Agreement in the manner prescribed by the Company no later than the earlier of the first anniversary of Award Date or the first vesting date specified in Section 2(a) of this Award Agreement.
     17. Board Approval. These SUAs have been awarded pursuant to the Plan and accordingly this Award of SUAs is subject to approval by an authorized committee of the Board of Directors. If this Award of SUAs has not already been approved, the Company agrees to submit this Award for approval as soon as practical. If such approval is not obtained, this award is null and void.

     18. Governing Law. This Award Agreement shall be governed by the laws of the State of Delaware, without regard to Delaware laws that might cause other law to govern under applicable principles of conflicts of law.
     19. Severability. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.
     20. Complete Award Agreement and Amendment. This Award Agreement and the Plan constitute the entire agreement between Awardee and the Company regarding SUAs. Any prior agreements, commitments or negotiations concerning these SUAs are superseded. This Award Agreement may be amended only by written agreement of Awardee and the Company, without consent of any other person. Awardee agrees not to rely on any oral information regarding this Award of SUAs or any written materials not identified in this Section 20.
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     EXECUTED the day and year first above written.

PSYCHEMEDICS CORPORATION
By:
Raymond C. Kubacki, Jr.,

AWARDEE’S ACCEPTANCE:
I have read and fully understood this Award Agreement and, as referenced in Section 16 above, I accept and agree to be bound by all of the terms, conditions and restrictions contained in this Award Agreement and the other documents referenced in it.